Preliminary Pricing Supplement No. 18,259 Registration Statement Nos. 333-293641; 333-293641-01 Dated August 25, 2026 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC Trigger Callable Yield Notes

Linked to the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index due December 2, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Callable Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return at maturity based on the least performing underlying between the S&P 500® Index (the “SPX Index”) and the EURO STOXX 50® Index (the “SX5E Index,” and together with the SPX Index, the “Underlyings”). On each monthly Coupon Payment Date, unless the Securities have previously been called, MSFL will make a Coupon payment based on the Coupon Rate, regardless of the performance of either Underlying. In addition, beginning on December 2, 2026, MSFL will call the Securities on any monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section below, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date, and no further amounts will be owed to you. Any early redemption of the Securities will not automatically occur based solely on the performance of the Underlyings. If the Securities are not called prior to maturity and the Final Underlying Values of both the SPX Index and the SX5E Index are equal to or greater than their respective Downside Thresholds, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities and the Coupon with respect to the final Coupon Payment Date. However, if the Final Underlying Value of either the SPX Index or the SX5E Index is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon, an amount that is significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying with the larger percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlying appreciates or does not decline as much. The Securities may be appropriate for investors who seek an opportunity for fixed income in exchange for the risk of losing their principal at maturity and the risk of an early redemption of the Securities. Your return will be solely the Coupons that are paid until maturity or an earlier redemption, and you will not participate in any appreciation of either of the Underlyings. Because the Payment at Maturity on the Securities is based on the least performing Underlying between the SPX Index and the SX5E Index, the fact that the Securities are linked to two Underlyings does not provide any asset diversification benefits and instead means that a decline in the value of either the SPX Index or the SX5E Index beyond the Downside Threshold on the Final Valuation Date will result in a significant loss on your investment even if the other Underlying appreciates or does not decline as much. Investing in the Securities involves significant risks. The Issuer may call the Securities early based on the output of a risk neutral valuation model. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either Underlying is below its Downside Threshold. Generally, the higher the Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features	Key Dates*

❑Call Feature: Beginning December 2, 2026, an early redemption, in whole but not in part, will occur on a monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the principal amount plus the Coupon otherwise due with respect to the relevant Coupon Payment Date and no further amounts will be owed to you. If the Securities are not called, investors will have the potential for downside equity market risk at maturity.

❑ Income: Regardless of the performance of either Underlying, MSFL will pay you a Coupon on each Coupon Payment Date unless the Securities have been previously called.

❑Contingent Downside Market Exposure at Maturity: If, by maturity, the Securities have not been called and the Final Underlying Values of both the SPX Index and the SX5E Index are greater than or equal to their respective Downside Thresholds on the Final Valuation Date, MSFL will pay you the principal amount per Security at maturity, as well as the final Coupon. However, if the Final Underlying Value of either the SPX Index or the SX5E Index is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon, an amount that is significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Valuation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Trade Date	August 27, 2026
Settlement Date	August 31, 2026 (2 business days after the Trade Date)
Coupon Payment Dates**	Monthly, callable beginning December 2, 2026. See “Coupon Payment Dates and Call Dates” on page 6 for details.
Final Valuation Date**	November 29, 2027
Maturity Date**	December 2, 2027

*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, we may change the Coupon Payment Dates, the Call Dates, the Final Valuation Date and/or the Maturity Date so that the stated term of the Securities remains the same.

** Subject to postponement in the event of a Market Disruption Event or for non-Trading Days. See “Postponement of Final Valuation Date and Coupon Payment Dates (including the Call Dates and the Maturity Date)” under “Additional Terms of the Securities” below.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This preliminary pricing supplement relates to Securities linked to the Least Performing Underlying between the S&P 500® Index and the EURO STOXX 50® Index. The actual Coupon Rate and the Initial Underlying Values and Downside Thresholds for the SPX Index and the SX5E Index will be determined on the Trade Date. The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Downside Threshold	Coupon Rate*	CUSIP	ISIN
S&P 500® Index		70% of the Initial Underlying Value	9.25% to 9.90% per annum	61780K384	US61780K3840
EURO STOXX 50® Index		70% of the Initial Underlying Value

*The actual Coupon Rate will be determined on the Trade Date.

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, prospectus supplement, index supplement and tax supplement and this preliminary pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	Approximately $9.934 per Security, or within $0.25 of that estimate. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.00	$10.00
Total	$	$	$

(1) UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 28 of this preliminary pricing supplement.

(2) See “Use of Proceeds and Hedging” on page 24.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 24 of this preliminary pricing supplement.

Morgan Stanley   UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, an index supplement and a tax supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the index supplement, and the tax supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying prospectus supplement, index supplement, tax supplement and prospectus on the SEC website at.www.sec.gov as follows:

♦Prospectus supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005452/dp244181_424b2-seriesa.htm

♦Index supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005457/dp244875_424b2-indexsupp.htm

♦Tax supplement dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005451/dp244874_424b2-sats.htm

♦Prospectus dated April 8, 2026:
https://www.sec.gov/Archives/edgar/data/895421/000095010326005450/dp244347_424b2-basepro.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Callable Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “prospectus supplement,” “index supplement” and “tax supplement” mean the prospectus filed by MSFL and Morgan Stanley dated April 8, 2026, the prospectus supplement filed by MSFL and Morgan Stanley dated April 8, 2026, the index supplement filed by MSFL and Morgan Stanley dated April 8, 2026 and the tax supplement filed by MSFL and Morgan Stanley dated April 8, 2026, respectively.

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement or the accompanying prospectus supplement, index supplement, tax supplement and prospectus is accurate as of any date other than the date on the front of this document.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date will be less than $10. We estimate that the value of each Security on the Trade Date will be approximately $9.934, or within $0.25 of that estimate. Our estimate of the value of the Securities as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Downside Threshold and the Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 4 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

♦You are willing to accept the individual market risk of each Underlying.

♦You understand and accept the risks associated with the Underlyings.

♦You understand that the linkage to two Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Downside Threshold of either the SPX Index or the SX5E Index will result in a significant loss on your investment even if the other Underlying appreciates or does not decline as much.

♦You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the Coupons that are paid until maturity or an earlier redemption.

♦You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

♦You would be willing to invest in the Securities if the Coupon Rate were set to the bottom of the range indicated on the cover hereof (the actual Coupon Rate will be determined on the Trade Date).

♦You are willing to forgo dividends paid on the stocks comprising the Underlyings.

♦You are willing to invest in securities that may be called early (after an initial three-month non-call period) based on the output of a risk neutral valuation model and you are otherwise willing to hold such securities to maturity, as set forth on the cover of this preliminary pricing supplement.

♦You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

♦You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

♦You are unwilling to accept the individual market risk of each Underlying.

♦You require an investment designed to provide a full return of principal at maturity.

♦You do not understand and accept the risks associated with the Underlyings.

♦You are not comfortable with an investment linked to two Underlyings such that a decline in the value beyond the relevant Downside Threshold of either the SPX Index or the SX5E Index will result in a significant loss on your investment even if the other Underlying appreciates or does not decline as much.

♦You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.

♦You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

♦You would not be willing to invest in the Securities if the Coupon Rate were set to the bottom of the range indicated on the cover hereof (the actual Coupon Rate will be determined on the Trade Date).

♦You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦You prefer to receive the dividends paid on the stocks comprising the Underlyings.

♦You are unable or unwilling to invest in securities that may be called early (after an initial three-month non-call period) based on the output of a risk neutral valuation model, or you are otherwise unable or unwilling to hold such securities to maturity, as set forth on the cover of this preliminary pricing supplement, or you seek an investment for which there will be an active secondary market.

♦You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 8 of this preliminary pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and “Risk Factors” beginning on page TS-4 of the accompanying tax supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “S&P 500® Index” on page 19 and “EURO STOXX 50® Index” on page 21.

Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The S&P 500® Index (the “SPX Index”) and the EURO STOXX 50® Index (the “SX5E Index”)
Principal Amount	$10.00 per Security
Term	1.25 years, unless earlier called by the Issuer
Call Feature

Beginning December 2, 2026, an early redemption, in whole but not in part, will occur on a monthly Coupon Payment Date (the date on which the Securities are called, the “Call Date”), if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, as selected by the Calculation Agent (the “Determination Date”), taking as input: (i) prevailing reference market levels, volatilities and correlations, as applicable and in each case as of the Determination Date and (ii) Morgan Stanley’s credit spreads as of the Trade Date, indicates that calling on such date is economically rational for us as compared to not calling on such date. If MSFL calls the Securities, MSFL will give you notice at least 2 Business Days before the Call Date specified in the notice.

If the Securities are called, MSFL will pay you on the Call Date the Principal Amount plus the Coupon otherwise due (such payment upon an early redemption, the “Settlement Amount”), and no further payments will be made on the Securities.

Coupon

Regardless of the performance of either of the Underlyings, unless the Securities have been previously called, MSFL will pay the Coupon on each Coupon Payment Date.

Each Coupon will be a fixed amount based on equal monthly installments at the Coupon Rate, which is a per-annum rate. The Coupon amount of $0.0771 to $0.0825 for each Security (based on the per-annum rate of 9.25% to 9.90%) (the actual Coupon Rate will be determined on the Trade Date) would be applicable to each Coupon Payment Date until maturity or an earlier redemption.

Coupon Rate	The Coupon Rate will be 9.25% to 9.90% per annum (to be determined on the Trade Date).
Trade Date	August 27, 2026
Settlement Date	August 31, 2026
Final Valuation Date*	November 29, 2027
Maturity Date*	December 2, 2027
Coupon Payment Dates

Monthly, on the 2nd calendar day of each month. If any Coupon Payment Date is not a Business Day, the coupon payment with respect to such date will be made on the next succeeding Business Day and no adjustment will be made to the coupon payment made on that succeeding Business Day. The coupon payment with respect to the final interest period shall be made on the Maturity Date. The expected Coupon Payment Dates are set forth under “Expected Coupon Payment Dates/Call Dates on page 6.

Payment at Maturity (per Security)

If the Securities have not been called prior to maturity, MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying during the term of the Securities, as follows:

If the Securities have not been called and the Final Underlying Values of both the SPX Index and the SX5E Index are equal to or greater than their respective Downside Thresholds, MSFL will pay you the $10 Principal Amount and the final Coupon otherwise due on the Maturity Date.

If the Securities have not been called by MSFL prior to maturity and the Final Underlying Value of either the SPX Index or the SX5E Index is less than its respective Downside Threshold, MSFL will pay you, in addition to the final Coupon otherwise due on the Maturity Date, an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying from the Trade Date to the Final Valuation Date, even if the other Underlying appreciates or does not decline as much.

Least Performing Underlying	The Underlying with the larger percentage decrease from the Initial Underlying Value to the Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value

Initial Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Trade Date.
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Valuation Date.
Downside Threshold	With respect to each Underlying, 70% of the Initial Underlying Value of such Underlying.
Record Date

The record date for each Coupon shall be the date one Business Day prior to such scheduled Coupon Payment Date; provided, however, that the Coupon payable at maturity or upon a call shall be payable to whom the Payment at Maturity or the payment upon a call, as the case may be, shall be payable.

Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.
*Subject to postponement in the event of a Market Disruption Event or for non-Trading Days.

Coupon Payment Dates and Call Dates

Expected Coupon Payment Dates/Call Dates*
10/2/2026**
11/2/2026**
12/2/2026
1/4/2027
2/2/2027
3/2/2027
4/2/2027
5/3/2027
6/2/2027
7/2/2027
8/2/2027
9/2/2027
10/4/2027
11/2/2027
Maturity Date***(1)

* After giving effect to expected postponement due to non-Business Days

** The Securities are not callable until the third Coupon Payment Date, which is December 2, 2026.

*** The Securities are not callable on the Maturity Date.

(1) If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Coupon (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day, and no adjustment shall be made to any payment made on that postponed date; provided that the final Coupon shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, the Final Valuation Date with respect to either Underlying is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the Final Valuation Date as postponed, by which date the Index Closing Value of each Underlying has been determined, and no adjustment shall be made to any payment made on that postponed date.

Investment Timeline

The Initial Underlying Values and Downside Thresholds of both the SPX Index and the SX5E Index are determined. The Coupon Rate is set.

Regardless of the performance of either Underlying, unless the Securities have been previously called, MSFL will pay you a Coupon on each Coupon Payment Date.

Beginning on December 2, 2026, MSFL will call the Securities on any monthly Call Date if and only if the output of a risk neutral valuation model on a Business Day that is at least 2 but no more than 5 Business Days prior to such Call Date, based on the inputs indicated in the Call Feature section above, indicates that calling on such date is economically rational for us as compared to not calling on such date. If the Securities are called, MSFL will pay you the Principal Amount plus the Coupon otherwise due, and no further payments will be made on the Securities.

The Final Underlying Values are determined as of the Final Valuation Date.

If the Securities have not been called and the Final Underlying Values of both the SPX Index and the SX5E Index are equal to or greater than their respective Downside Thresholds, at maturity, MSFL will pay you the $10 Principal Amount and the final Coupon otherwise due on the Maturity Date.

However, if the Final Underlying Value of either the SPX Index or the SX5E Index is less than its Downside Threshold, MSFL will pay you, in addition to the final Coupon otherwise due on the Maturity Date, an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Security

This will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Underlying Return of the Least Performing Underlying, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR CREDITWORTHINESS. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer MAY call the Securities early based on the output of a risk neutral valuation model. You will lose A SIGNIFICANT PORTION or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of EITHER of the Underlyings is below its Downside Threshold.

Key Risks

An investment in the Securities involves significant risks. The material risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and tax supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

♦The Securities do not guarantee the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the return of any of the principal amount at maturity. Instead, if the Securities have not been called by MSFL prior to maturity and if the Final Underlying Value of either the SPX Index or the SX5E Index is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis and such payment will result in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying over the term of the Securities, even if the other Underlying has appreciated or has not declined as much. You could lose your entire principal amount.

♦The securities are subject to early redemption. The term of the Securities, and thus your opportunity to earn a coupon, may be limited if MSFL calls the Securities based on the output of a risk neutral valuation model on any monthly Call Date beginning December 2, 2026. The term of your investment in the Securities may be limited to as short as approximately three months. In accordance with the risk neutral valuation model determination noted herein, it is more likely that MSFL will call the Securities when it would otherwise be advantageous for you to continue to hold the Securities. As such, MSFL will be more likely to call the Securities when the interest payable on the Securities is greater than the interest that would be payable on other instruments of a comparable maturity, terms and credit rating trading in the market. In other words, MSFL will be more likely to call the Securities at a time when the Securities are paying an above-market coupon. If the Securities are called prior to maturity, you will receive no more Coupons, you may be forced to invest in a lower interest rate environment and you may not be able to reinvest at comparable terms or returns.

On the other hand, MSFL will be less likely to call the Securities when the interest payable on the Securities is less than the interest that would be payable on other instruments of comparable maturity, terms and credit rating trading in the market, or when the Final Underlying Value of either Underlying is expected to be less than its respective Downside Threshold. Therefore, if MSFL does not call the Securities, it is more likely that you will suffer a significant loss at maturity.

♦Investors will not participate in any appreciation in the values of either of the Underlyings. Investors will not participate in any appreciation in the values of either of the Underlyings from their respective Initial Underlying Values, and the return on the Securities will be limited to the Coupon that is paid with respect to each monthly Coupon Payment Date prior to maturity or a call by MSFL. The return on the Securities will be limited to the Coupons regardless of the appreciation of either of the Underlyings, which could be significant. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of either of the Underlyings.

♦You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of both Underlyings are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (plus the Coupon for the final Coupon Payment Date), if the Final Underlying Values of both the SPX Index and the SX5E Index are equal to or greater than their respective Downside Thresholds, or if either of the Underlyings closes below its respective Downside Threshold on the Final Valuation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Valuation Date.

♦The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Coupons and any payments upon a call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

♦As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

♦The market price of the Securities may be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

othe value and volatility (frequency and magnitude of changes in value) of the Underlyings,

odividend rates on the stocks comprising the Underlyings,

ointerest and yield rates in the market,

otime remaining until the Securities mature,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Final Underlying Values,

othe occurrence of certain events affecting either of the Underlyings that may or may not require an adjustment to its composition, and oany actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The level of each of the Underlyings may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in either Underlying or the component stocks of either Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of either Underlying even though you may be exposed to its full decline at maturity.

♦The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

♦The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 4 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

♦The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this preliminary pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities may be influenced by many unpredictable factors” above.

♦Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Value, and, as a result, the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (depending also on the performance of the other

Underlying). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the value of either Underlying on the Final Valuation Date and, accordingly, if the Securities are not called prior to maturity, the payout to you at maturity, if any (depending also on the performance of the other Underlying).

♦The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. will determine the Initial Underlying Value, the Downside Threshold and the Final Underlying Value of each Underlying, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Additional Terms of the Securities—Postponement of Coupon Payment Dates (including the Call Dates and the Maturity Date),” “—Discontinuance of an Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations”. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

♦Potentially inconsistent research, opinions or recommendations by Morgan Stanley, UBS or our or their respective affiliates. Morgan Stanley, UBS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by Morgan Stanley, UBS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Underlyings to which the Securities are linked.

♦The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. Moreover, non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon paid to a non-U.S. investor, generally at a rate of 30%. We will not pay any additional amounts in respect of such withholding. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlyings

♦You are exposed to the price risk of both Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the performance of each of the SPX Index and the SX5E Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the SPX Index and the SX5E Index. Poor performance by either of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. To receive any contingent repayment of principal at maturity from MSFL, both Underlyings must close at or above their respective Downside Thresholds on the Final Valuation Date. If the Securities are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Downside Threshold on the Final Valuation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for significant loss of principal at maturity.

♦Because the Securities are linked to the performance of the least performing between the SPX Index and the SX5E Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just the SPX Index or just the SX5E Index. The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the SPX Index or just the SX5E Index. With two Underlyings, it is more likely that either Underlying will close below its Downside Threshold on the Final Valuation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will receive an amount in cash significantly less than the principal amount on the Maturity Date.

♦A higher Coupon Rate and/or lower Downside Threshold may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Coupon Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the level of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Value of either Underlying could ultimately be less than its Downside Threshold on the Final Valuation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Coupon Rate and/or lower Downside Threshold, as compared to otherwise comparable securities. Therefore, a relatively higher Coupon Rate may indicate an increased risk that the level of the Underlyings will decrease substantially, which would result in a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

♦The Securities are linked to the EURO STOXX 50® Index and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the EURO STOXX 50® Index are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

♦Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Securities. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the level of the applicable Underlying and, therefore, your return on the Securities.

♦Adjustments to the S&P 500® Index or the EURO STOXX 50® Index could adversely affect the value of the Securities. The Index Publisher of each of the S&P 500® Index and the EURO STOXX 50® Index is responsible for calculating and maintaining such Underlying. The Index Publisher may add, delete or substitute the stocks constituting either Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting either Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Index Publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities will be determined on the Trade Date; amounts may have been rounded for ease of reference):

♦Principal Amount: $10

♦Term: Approximately 1.25 years

♦Hypothetical Initial Underlying Value:

oSPX Index: 7,500

oSX5E Index: 6,400

♦Hypothetical Coupon Rate: 9.25% per annum (or 0.771% per month) (The actual Coupon Rate will be determined on the Trade Date.)

♦Hypothetical Coupon: $0.0771 per month

♦Hypothetical Downside Threshold:

oSPX Index: 5,250, which is 70% of the Hypothetical Initial Underlying Value of the SPX Index

oSX5E Index: 4,480, which is 70% of the Hypothetical Initial Underlying Value of the SX5E Index

♦Call Feature: Monthly

Example 1 — Securities are Called on the Third Coupon Payment Date (the first Coupon Payment Date on which MSFL can call the Securities)

Date	Payment (per Security)
First Coupon Payment Date	$0.0771 (Coupon — Not Callable)
Second Coupon Payment Date	$0.0771 (Coupon — Not Callable)
Third Coupon Payment Date	$10.0771 (Settlement Amount)
	Total Payment:	$10.2313 (2.313% return)

MSFL calls the Securities based on the output of a risk neutral valuation model on the third Coupon Payment Date, which is the first Coupon Payment Date on which the Securities can be called. On the Call Date, MSFL will pay you a total of $10.0771 per Security, reflecting your principal amount plus the applicable Coupon. When added to the total Coupon payments of $0.1542 received in respect of the prior Coupon Payment Dates, MSFL will have paid you a total of $10.2313 per Security for a 2.313% total return over the 3-month term of the Securities. No further amount will be owed to you under the Securities, and you do not participate in any appreciation of the Underlyings.

Example 2 — Securities are NOT Called and the Final Underlying Values of both the SPX Index and the SX5E Index are at or above their respective Downside Thresholds

Date	SPX Index	SX5E Index	Payment (per Security)
First to Fourteenth Coupon Payment Dates	N/A	N/A	$1.0794 in total Coupons
Final Underlying Value
Final Valuation Date	6,800 (at or above Downside Threshold)	5,500 (at or above Downside Threshold)	$10.0771 (Settlement Amount)
	Total Payment:		$11.1565 (11.565% return)

In this example, MSFL does not call the Securities based on the output of a risk neutral valuation model prior to maturity. On the Final Valuation Date, both the SPX Index and the SX5E Index close above their respective Downside Thresholds. Therefore, at maturity, MSFL will pay you a total of $10.0771 per Security, reflecting your principal amount plus the applicable Coupon. When added to the total Coupon payments of $1.0794 received in respect of prior Coupon Payment Dates, MSFL will have paid you a total of $11.1565 per Security for a 11.565% total return on the Securities over 1.25 years. This represents the hypothetical maximum total payment over the term of the Securities. You do not participate in any appreciation of the Underlyings.

Example 3 — Securities are NOT Called and the Final Underlying Value of one of the Underlyings is below its Downside Threshold

Date	SPX Index	SX5E Index	Payment (per Security)
First to Fourteenth Coupon Payment Dates	N/A	N/A	$1.0794 in total Coupons
Final Underlying Value
Final Valuation Date	3,000 (below Downside Threshold)	5,000 (at or above Downside Threshold)	Final Coupon + [$10 + ($10 × Underlying Return of the Least Performing Underlying)] = $0.0771 + [$10 + ($10 × -60%)] = $0.0771 + ($10 - $6) = $4.0771 (Payment at Maturity)
	Total Payment:		$5.1565 (-48.435% return)

In this example, MSFL does not call the Securities based on the output of a risk neutral valuation model prior to maturity. On the Final Valuation Date, the SX5E Index closes above its Downside Threshold, but the SPX Index closes below its Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying, and MSFL will pay you $4.0771 per Security, which reflects the final Coupon plus a return reflecting the percentage decrease of the Least Performing Underlying from the Trade Date to the Final Valuation Date. When added to the total Coupon payments of $1.0794 received in respect of prior Coupon Payment Dates, MSFL will have paid you $5.1565 per Security for a loss on the Securities of 48.435%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Coupon Payment Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Value of either Underlying is less than its Downside Threshold, you will lose 1% (or a fraction thereof) of your principal amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including the Coupon, payment upon a call or the Payment at Maturity, is dependent on our ability to satisfy its obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer may call the Securities early based on the output of a risk neutral valuation model on any monthly Call Date, beginning December 2, 2026. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either of the Underlyings is below its respective Downside Threshold.

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the securities. In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you with respect to the underlier(s), secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”), as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Put Options and Deposits” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you.

Under the treatment of a security as a Put Option and a Deposit, a portion of each coupon made with respect to the securities will be attributable to interest on the Deposit, and the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). Amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account until retirement (including an early redemption) or an earlier taxable disposition. Pursuant to this treatment, set forth below are the portions of each coupon that we have determined should be treated as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum(1)	Interest on Deposit per Annum(1)	Put Premium per Annum(1)
%	%	%

(1) To be provided in the final pricing supplement

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In particular, due to the terms of the securities and current market conditions, there is a risk that the securities could be characterized as debt instruments for U.S. federal income tax purposes, in which case the timing and character of income recognized in respect of the securities could be different from those described herein and possibly adverse to certain investors. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

Assuming the treatment of a security as a Put Option and a Deposit is respected, subject to the discussions below and in the section of the accompanying tax supplement entitled “United States Federal Taxation,” if you are a Non-U.S. Holder of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the section entitled “FATCA” in the accompanying tax supplement), in light of the uncertain treatment of the securities other persons having withholding responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

S&P 500® Index

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the S&P 500® Index for each quarter in the period from January 1, 2021 through August 24, 2026. The closing value of the S&P 500® Index on August 24, 2026 was 7,652.86. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the S&P 500® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the S&P 500® Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	3,974.54	3,700.65	3,972.89
4/1/2021	6/30/2021	4,297.50	4,019.87	4,297.50
7/1/2021	9/30/2021	4,536.95	4,258.49	4,307.54
10/1/2021	12/31/2021	4,793.06	4,300.46	4,766.18
1/1/2022	3/31/2022	4,796.56	4,170.70	4,530.41
4/1/2022	6/30/2022	4,582.64	3,666.77	3,785.38
7/1/2022	9/30/2022	4,305.20	3,585.62	3,585.62
10/1/2022	12/31/2022	4,080.11	3,577.03	3,839.50
1/1/2023	3/31/2023	4,179.76	3,808.10	4,109.31
4/1/2023	6/30/2023	4,450.38	4,055.99	4,450.38
7/1/2023	9/30/2023	4,588.96	4,273.53	4,288.05
10/1/2023	12/31/2023	4,783.35	4,117.37	4,769.83
1/1/2024	3/31/2024	5,254.35	4,688.68	5,254.35
4/1/2024	6/30/2024	5,487.03	4,967.23	5,460.48
7/1/2024	9/30/2024	5,762.48	5,186.33	5,762.48
10/1/2024	12/31/2024	6,090.27	5,695.94	5,881.63
1/1/2025	3/31/2025	6,144.15	5,521.52	5,611.85
4/1/2025	6/30/2025	6,204.95	4,982.77	6,204.95
7/1/2025	9/30/2025	6,693.75	6,198.01	6,688.46
10/1/2025	12/31/2025	6,932.05	6,538.76	6,845.50
1/1/2026	3/31/2026	6,978.60	6,343.72	6,528.52
4/1/2026	6/30/2026	7,609.78	6,575.32	7,499.36
7/1/2026	8/24/2026*	7,798.99	7,316.15	7,652.86

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the S&P 500® Index from January 1, 2008 through August 24, 2026, based on information from Bloomberg.

* The dashed line indicates the hypothetical Downside Threshold, assuming the Index Closing Value of the SPX Index on August 24, 2026 were the Initial Underlying Value.

Past performance is not indicative of future results.

EURO STOXX 50® Index

The EURO STOXX 50® Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the EURO STOXX 50® Index began on February 26, 1998 with a base value of 1,000 as of December 31, 1991. The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders among the 20 STOXX® supersectors, which includes stocks selected from the Eurozone. For additional information about the EURO STOXX 50® Index, see the information set forth under “EURO STOXX 50® Index” in the accompanying index supplement.

 “EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see “EURO STOXX 50® Index” in the accompanying index supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the EURO STOXX 50® Index for each quarter in the period from January 1, 2021 through August 24, 2026. The closing value of the EURO STOXX 50® Index on August 24, 2026 was 6,447.98. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the EURO STOXX 50® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the EURO STOXX 50® Index on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2021	3/31/2021	3,926.20	3,481.44	3,919.21
4/1/2021	6/30/2021	4,158.14	3,924.80	4,064.30
7/1/2021	9/30/2021	4,246.13	3,928.53	4,048.08
10/1/2021	12/31/2021	4,401.49	3,996.41	4,298.41
1/1/2022	3/31/2022	4,392.15	3,505.29	3,902.52
4/1/2022	6/30/2022	3,951.12	3,427.91	3,454.86
7/1/2022	9/30/2022	3,805.22	3,279.04	3,318.20
10/1/2022	12/31/2022	3,986.83	3,331.53	3,793.62
1/1/2023	3/31/2023	4,315.05	3,856.09	4,315.05
4/1/2023	6/30/2023	4,408.59	4,218.04	4,399.09
7/1/2023	9/30/2023	4,471.31	4,129.18	4,174.66
10/1/2023	12/31/2023	4,549.44	4,014.36	4,521.44
1/1/2024	3/31/2024	5,083.42	4,403.08	5,083.42
4/1/2024	6/30/2024	5,100.90	4,839.14	4,894.02
7/1/2024	9/30/2024	5,067.45	4,571.60	5,000.45
10/1/2024	12/31/2024	5,041.01	4,729.71	4,895.98
1/1/2025	3/31/2025	5,540.69	4,871.45	5,248.39
4/1/2025	6/30/2025	5,454.65	4,622.14	5,303.24
7/1/2025	9/30/2025	5,529.96	5,165.60	5,529.96
10/1/2025	12/31/2025	5,796.22	5,515.09	5,791.41
1/1/2026	3/31/2026	6,173.32	5,501.28	5,569.73
4/1/2026	6/30/2026	6,328.09	5,633.22	6,328.09
7/1/2026	8/24/2026*	6,551.22	6,204.91	6,447.98

* Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 1, 2008 through August 24, 2026, based on information from Bloomberg.

* The dashed line indicates the hypothetical Downside Threshold, assuming the Index Closing Value of the SX5E Index on August 24, 2026 were the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the S&P 500® Index and the EURO STOXX 50® Index from January 1, 2008 through August 24, 2026. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Downside Threshold on the Final Valuation Date because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or more of the Underlyings may close below the respective Downside Threshold on the Final Valuation Date, as the Underlyings may both decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Coupon Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for a significant loss on your investment at maturity. See “Key Risks — Because the Securities are linked to the performance of the least performing between the SPX Index and the SX5E Index, you are exposed to greater risk of sustaining a significant loss on your investment than if the Securities were linked to just one of the Underlyings” and “— A higher Coupon Rate and/or lower Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Additional Terms of the Securities

If the terms discussed in this preliminary pricing supplement differ from those discussed in the prospectus supplement, index supplement, tax supplement or prospectus, the terms contained in this preliminary pricing supplement will control.

Some Definitions

We have defined some of the terms that we use frequently in this preliminary pricing supplement below:

♦“Index Closing Value” on any Index Business Day means (i) with respect to the SX5E Index, the closing value of such Underlying, or any relevant Successor Index (as defined under “—Discontinuance of an Underlying; Alteration of Method of Calculation” below) published at the regular weekday close of trading on that Index Business Day by the relevant Index Publisher and (ii) with respect to the SPX Index, the closing value of such Underlying or any Successor Index reported by Bloomberg Financial Services, or any successor reporting service the Calculation Agent may select, on that Index Business Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of such Underlying as described under “—Discontinuance of an Underlying; Alteration of Method of Calculation.”

The closing value of the SPX Index reported by Bloomberg Financial Services may be lower or higher than the official closing value of such Underlying published by the relevant Index Publisher.

♦“Index Publisher” means, with respect to the SPX Index, S&P® Dow Jones Indices LLC or any successor thereto; and with respect to the SX5E Index, STOXX® Limited, or any successor thereto.

♦“Index Business Day” means a day, for any Underlying, as determined by the Calculation Agent, on which trading is generally conducted on each of the Relevant Exchange(s) for such Underlying, other than a day on which trading on such exchange(s) is scheduled to close prior to the time of the posting of its regular final weekday closing price.

♦“Market Disruption Event” means, with respect to each Underlying:

(i)the occurrence or existence of any of:

(a) a suspension, absence or material limitation of trading of securities then constituting 20 percent or more of the value of such Underlying (or any relevant Successor Index (as defined below under “—Discontinuance of an Underlying; Alteration of Method of Calculation”)) on the Relevant Exchange(s) for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange(s), or

(b) a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for securities then constituting 20 percent or more of the value of such Underlying (or a Successor Index) during the last one-half hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate, or

(c) the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Underlying (or a Successor Index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case, as determined by the Calculation Agent in its sole discretion; and

(ii)a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Securities.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in such Underlying is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of such Underlying shall be based on a comparison of (x) the portion of the value of such Underlying attributable to that security relative to (y) the overall value of such Underlying, in each case immediately before that suspension or limitation.

For the purpose of determining whether a Market Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a Market Disruption Event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on such Underlying by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to the Underlying and (4) a “suspension, absence or material limitation of trading” on any Relevant

Exchange or on the primary market on which futures or options contracts or exchange-traded funds related to the Underlying are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

♦“Relevant Exchange” means, with respect to each Underlying, the primary exchange(s) or market(s) of trading for (i) any security then included in such Underlying, or any relevant Successor Index, and (ii) any futures or options contracts related to such Underlying or to any security then included in such Underlying.

Postponement of Final Valuation Date and Coupon Payment Dates (including the Call Dates and the Maturity Date)

If the scheduled Final Valuation Date is not an Index Business Day with respect to either Underlying, or if there is a Market Disruption Event on such day with respect to either Underlying, the Final Valuation Date solely with respect to that affected Underlying shall be the next succeeding Index Business Day with respect to that Underlying on which there is no Market Disruption Event with respect to that Underlying; provided that if a Market Disruption Event with respect to that Underlying has occurred on each of the five Index Business Days with respect to that Underlying immediately succeeding the Final Valuation Date, then (i) such fifth succeeding Index Business Day shall be deemed to be the Final Valuation Date with respect to that affected Underlying, notwithstanding the occurrence of a Market Disruption Event with respect to that Underlying on such day, and (ii) with respect to any such fifth Index Business Day on which a Market Disruption Event occurs with respect to that Underlying, the Calculation Agent shall determine the Index Closing Value on such fifth Index Business Day in accordance with the formula for and method of calculating that Underlying last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such Index Business Day of each security most recently constituting that affected Underlying without any rebalancing or substitution of such securities following the commencement of the Market Disruption Event.

If any scheduled Coupon Payment Date (including a scheduled Call Date) is not a Business Day, that Coupon (or the Settlement Amount, if applicable), shall be paid on the next succeeding Business Day, and no adjustment shall be made to any payment made on that postponed date; provided that the final Coupon shall be paid on the Maturity Date; provided further that if, due to a Market Disruption Event or otherwise, the Final Valuation Date with respect to either Underlying is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date shall be postponed to the second Business Day following the Final Valuation Date as postponed, by which date the Index Closing Value of each Underlying has been determined, and no adjustment shall be made to any payment made on that postponed date.

Alternate Exchange Calculation in case of an Event of Default

If an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities. That cost will equal:

othe lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus othe reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to the Depositary of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two business days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third business day after that day, unless:

ono quotation of the kind referred to above is obtained, or

oevery quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two business day objection period have not ended before the Final Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

oA-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

oP-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Discontinuance of an Underlying; Alteration of Method of Calculation

If the Index Publisher of an Underlying discontinues publication of such Underlying and the Index Publisher or another entity (including MS & Co.) publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to such discontinued Underlying (such index being referred to herein as a “Successor Index”), then any subsequent Index Closing Value of the Underlying will be determined by reference to the published value of such Successor Index at the regular weekday close of trading on such Index Business Day, and, to the extent the value of the Successor Index differs from the value of the Underlying at the time of such substitution, proportionate adjustments shall be made by the Calculation Agent for purposes of calculating payments on the Securities.

Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to us and to the Depositary, as holder of the Securities, within three business days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such Securities, in accordance with the standard rules and procedures of the Depositary and its direct and indirect participants.

If the Index Publisher discontinues publication of an Underlying prior to, and such discontinuance is continuing on the Final Valuation Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value of such Underlying for such date. The Index Closing Value of such Underlying will be computed by the Calculation Agent in accordance with the formula for calculating such Underlying last in effect prior to such discontinuance, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently composing the Underlying without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of an Underlying may adversely affect the value of the Securities.

If at any time the method of calculating an Underlying or Successor Index, or the value thereof, is changed in a material respect, or if such Underlying or Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of such index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to such Underlying or Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value with reference to such Underlying or Successor Index, as adjusted. Accordingly, if the method of calculating such Underlying or Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of such Underlying or Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Trustee

The “Trustee” for each offering of notes issued under our Senior Debt Indenture, including the Securities, will be The Bank of New York Mellon, a New York banking corporation.

Agent

The “agent” is MS & Co.

Calculation Agent and Calculations

The “Calculation Agent” for the Securities will be MS & Co. As Calculation Agent, MS & Co. will determine, among other things, the Initial Underlying Values, the Downside Threshold, the Final Underlying Values and the Payment at Maturity.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Coupon, payment upon a call, and Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests, as an owner of the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Level or whether a Market Disruption Event has occurred. See “—Discontinuance of an Underlying; Alteration of Method of Calculation,” and the definition of Market Disruption Event. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Issuer Notice to Registered Security Holders, the Trustee and the Depositary

In the event that the Maturity Date of the Securities is postponed due to postponement of the Final Valuation, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Maturity Date has been rescheduled (i) to each registered holder of the Securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile, confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “Depositary”) by telephone or facsimile confirmed by mailing such notice to the Depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Maturity Date, the Business Day immediately preceding the scheduled Maturity Date, and (ii) with respect to notice of the date to which the Maturity Date has been rescheduled, the Business Day immediately following the Final Valuation Date as postponed.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding each Coupon Payment Date, of the amount of cash to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Coupon Payment Date.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee, on which notice the Trustee may conclusively rely, and to the Depositary, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Call Date or the Business Day preceding the Maturity Date, as applicable, of the amount of cash to be delivered with respect to each Principal Amount of the Securities and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to the Depositary, as holder of the Securities, on or prior to the Call Date or Maturity Date, as applicable.

Additional Information About the Securities

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Underlyings or the constituent stocks of the Underlyings, in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings, as well as in other instruments related to the Underlyings that they may wish to use in connection with such hedging. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlying Value, and, as a result, the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Valuation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (depending also on the performance of the other Underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Valuation Date, by purchasing and selling the Underlyings or the constituent stocks of the Underlyings, futures or options contracts on the Underlyings or the component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by purchasing or selling any such securities or instruments on the Final Valuation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Valuation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity if not previously called.

Supplemental Plan of Distribution; Conflicts of Interest

MS & Co. will act as the agent for this offering. We will agree to sell to MS & Co., and MS & Co. will agree to purchase, all of the Securities at the issue price indicated on the cover of this document. UBS Financial Services Inc. will act as placement agent at an issue price of $10 per Security. All sales of the Securities will be made to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment advisor and will not receive a sales commission.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities, including the Coupon Rate, such that for each Security the estimated value on the Trade Date will be no lower than the minimum level described in “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the constituent stocks of the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Form of Securities

The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, the Depositary and will be registered in the name of a nominee of the Depositary. The Depositary’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in the Depositary. In this preliminary pricing supplement, all references to payments or notices to you will mean payments or notices to the Depositary, as the registered holder of the Securities, for distribution to participants in accordance with the Depositary’s procedures. For more information regarding the Depositary and book entry notes, please read “Forms of Securities—The Depositary” and “Securities Offered on a Global Basis Through the Depositary” in the accompanying prospectus.